Exhibit 99.1

Carmike Cinemas, Inc. Announces Agreement to Acquire GKC Theatres

COLUMBUS, GA — (MARKET WIRE) — 04/19/2005 — Carmike Cinemas, Inc. (NASDAQ: CKEC) (“Carmike”) announced today it has entered into an agreement with George Kerasotes Corporation (“GKC Theatres”) to acquire 100% of the stock of the Company for $66 million. The transaction is expected to close in early May 2005, subject to the completion of final due diligence, customary closing conditions and regulatory approvals. Carmike and GKC Theatres focus on small to mid-size markets. As of February 28, 2005, GKC Theatres operated 30 theatres with 263 screens in Illinois, Michigan, Indiana and Wisconsin. GKC Theatres generated approximately $12.8 million of theatre level cash flow for the calendar year ended December 31, 2004.

“Carmike believes this family controlled circuit represents a significant opportunity for us to increase our presence in small town markets in four states where we currently have a limited presence,” stated Michael W. Patrick, Carmike’s Chairman of the Board of Directors and Chief Executive Officer. “We believe we can add GKC Theatres to our existing portfolio without adding significant general and administrative expenses.” Patrick also noted, “We expect to continue to expand our presence in small market America by taking advantage of organic growth in underserved markets and opportunities to acquire other exhibitors as our industry continues to consolidate.”

“I am very pleased we were able to sell our family company to Carmike Cinemas,” stated Beth Kerasotes, President of GKC Theatres. “We believe Carmike’s small town focus is a perfect fit. Their management team understands the benefits of operating in small towns.”

Carmike is a premier motion picture exhibitor in the United States with 280 theatres and 2,173 screens in 36 states, as of February 28, 2005.

Carmike’s focus for its theatre locations is small to mid-sized communities with populations of fewer than 100,000. Carmike’s common stock is currently traded on the Nasdaq National Market under the ticker symbol “CKEC.” For more information visit Carmike’s website, www.carmike.com.

Theatre level cash flow is a supplemental non-GAAP financial measure used to evaluate operating performance. GKC Theatres defines theatre level cash flow as operating income plus general and administrative expenses, depreciation and amortization and operating lease buyouts. We believe that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in general and administrative expenses, depreciation and amortization, and operating lease buyouts. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. A reconciliation of theatre level cash flow to operating income for the year ended December 31, 2004, is included in the table accompanying this press release.

This press release may contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These forward-looking statements include, among others, statements regarding our proposed acquisition of GKC Theatres and may be indicated by words or phrases such as, “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” or similar expressions. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Such risks and uncertainties include our ability to complete the acquisition, integrate the acquisition and realize expected synergies. We also face other general risks, including the following: the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; the effect of our leverage on our financial condition; and other factors, including those discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The risk factors discussed are in our Form 10-K under the heading “Risk Factors” are specifically incorporated by reference in this press release.

We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

GEORGE KERASOTES CORPORATION AND SUBSIDIARIES
RECONCILIATION TO THEATRE LEVEL CASH FLOW
(in millions)
Year ended
December 31,
2004
Operating income	$6.7
General and administrative expenses	3.5
Depreciation and amortization	2.4
Operating lease buyout	.2

Theatre level cash flow	$12.8

Company contact:
Judy Russell
Director of Investor and Public Relations
706-576-2737